THIRD AMENDMENT TO
ALON USA ENERGY, INC.
RESTRICTED STOCK AWARD AGREEMENT

WHEREAS, Jimmy Crosby (the "Participant") is an employee of Alon USA Energy, Inc., a Delaware corporation (the "Company") or one of its Subsidiaries, and a Participant within the meaning of the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan (the "Plan");
WHEREAS, Participant received a grant of restricted shares evidenced by that certain Restricted Stock Award Agreement by and between the Company and Participant, dated August 6, 2014 (as previously amended, the "Agreement");
WHEREAS, a Change of Control (as defined in the Agreement) has occurred and pursuant to Section 3(b), Participant has the right to resign within the 6-month period thereafter and cause the immediate vesting of all nonvested Restricted Shares;
WHEREAS, the Company and Participant hereby agree to further amend the Agreement as follows:
Terms not defined in this Third Amendment to Restricted Stock Award Agreement (this "Third Amendment") have the meanings set forth in the Agreement.
1.    Section 3(b) of the Agreement is hereby amended and restated in its entirety as follows:
“(b)    Full Vesting Upon Certain Events. Notwithstanding the provisions of Section 3(a) and the granting schedule set forth in the Recitals thereto, the Participant will (i) be granted all Restricted Shares set forth in the granting schedule that have not previously been granted and, immediately thereafter, acquire a vested interest in, and the restrictions on voting and the right to receive dividends set forth in Section 1(b) and the restrictions on transfer set forth in Section 2 will lapse with respect to, all such Restricted Shares in the event of (i) the involuntary termination (including disability or death) of the Participant's employment with the Company and its Subsidiaries for any reason, including for Cause, or (ii) the voluntary termination of the Participant's employment with the Company and its Subsidiaries by the Participant for Good Reason. Notwithstanding the provisions of Section 3(a), the Participant will acquire a vested interest in, and the restrictions on voting and the right to receive dividends set forth in Section l(b) and the restrictions on transfer set forth in Section 2 will lapse with respect to, all nonvested Restricted Shares in the event of the voluntary termination of the Participant's employment with the Company and its Subsidiaries by the Participant other than for Good Reason."
2.    Section 3(c) of the Agreement is hereby deleted in its entirety.
3.    Except as may be specifically modified herein, the terms and conditions of the Agreement remain in full force and effect, unaffected by the execution and delivery of this Third Amendment.

The Participant hereby accepts and agrees to be bound by all the terms and conditions of the Plan and the Agreement, as amended by this Third Amendment, such amendment to become effective this August 21, 2015.

ALON USA ENERGY, INC.

ACCEPTED:

/s/ Jimmy C. Crosby	By:	/s/ Paul Eisman
Signature of Participant	Name:	Paul Eisman
	Title:	President